ISSUER FREE WRITING PROSPECTUS NO. 1851B Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated October 11, 2013 Deutsche Bank AG Digital Optimization Securities
Linked to the SPDR® S&P Regional Banking ETF due on or about October 23, 2014

Investment Description

The Digital Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the SPDR® S&P Regional Banking ETF (the “Fund”). If the Fund Return is zero or positive, Deutsche Bank AG will repay the Face Amount of the Securities at maturity and pay a return equal to the Digital Return of 13.75% regardless of the Fund’s appreciation. If the Fund Return is negative, you will be fully exposed to the negative Fund Return and Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the Fund. Investing in the Securities involves significant risks. You will not receive interest or coupon payments during the term of the Securities. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any component securities composing the Fund. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features	Key Dates1
❑ Digital Return: If the Fund Return is zero or positive, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to the Digital Return of 13.75% regardless of the Fund’s appreciation.

❑ Full Downside Market Exposure: If the Fund Return is negative, investors will be exposed to the full downside performance of the Fund, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the Fund. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date2 Maturity Date2, 3	October 15, 2013 October 18, 2013 October 20, 2014 October 23, 2014
1 Expected. 2 See page 4 for additional details 3 370 days from the Settlement Date

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Digital Optimization Securities Linked to the SPDR® S&P Regional Banking ETF. The return on the securities at maturity will be determined by the performance of the Fund. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below. The Initial Price will be determined on the Trade Date.

Fund	Initial Price	Digital Return	CUSIP/ ISIN
SPDR® S&P Regional Banking ETF (Ticker: KRE)		13.75%	25155L178 / US25155L1787

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

The Issuer’s estimated value of the Securities on the Trade Date is approximately $9.674 to $9.774 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying underlying supplement, product supplement B, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Digital Optimization Securities linked to the SPDR® S&P Regional Banking ETF
Per Security	$10.00	$0.20	$9.80
Total	$	$	$

(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with the underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Digital Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦    You can tolerate the loss of some or all of your investment and are willing to make an investment that has similar downside market risk as an investment in the shares of the Fund or the component securities held by the Fund.
♦    You believe that the price of the Fund will increase over the term of the Securities and the Closing Price is likely to be greater than or equal to the Initial Price on the Final Valuation Date.
♦    You understand and accept that you will not participate in any appreciation in the price of the Fund and you are willing to make an investment the return of which is limited to the Digital Return.
♦    You would be willing to invest in the Securities based on the Digital Return indicated on the cover hereof.
♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations in the Fund.
♦    You do not seek current income from this investment and are willing to forgo any dividends or other distributions paid on the component securities held by the Fund.
♦    You are willing and able to hold the Securities for a term of approximately 1 year, to maturity, and are not seeking an investment for which there will be an active secondary market.
♦    You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations, you may not receive any amounts due to you, including any repayment of your initial investment at maturity.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦    You cannot tolerate the loss of some or all of your investment and you are not willing to make an investment that has similar downside market risk as an investment in the shares of the Fund or the component securities held by the Fund.
♦    You require an investment designed to provide a full return of your initial investment at maturity.
♦    You believe that the price of the Fund will decline during the term of the Securities and the Closing Price is likely to be below the Initial Price on the Final Valuation Date.
♦    You seek an investment that participates in the full appreciation in the price of the Fund or that has unlimited return potential.
♦    You would be unwilling to invest in the Securities based on the Digital Return indicated on the cover hereof.
♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦    You seek current income from this investment or you prefer to receive any dividends and any other distributions paid on the component securities held by the Fund.
♦    You are unwilling or unable to hold the Securities for a term of approximately 1 year, to maturity, or you seek an investment for which there will be an active secondary market.
♦    You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, for all payments on the Securities, including any repayment of your initial investment at maturity.

Indicative Terms		Investment Timeline
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$10.00
Term	Approximately 1 year
Trade Date1	October 15, 2013
Settlement Date1	October 18, 2013
Final Valuation Date1, 2	October 20, 2014
Maturity Date1, 2, 3	October 23, 2014
Fund	SPDR® S&P Regional Banking ETF (Ticker: KRE)
Digital Return	13.75%.
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Fund Return is zero or positive, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities plus a return equal to the Digital Return, calculated as follows:

$10.00 + ($10.00 x  Digital Return)

If the Fund Return is negative, Deutsche Bank AG will pay you a cash payment at maturity that is less than the full Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund, calculated as follows:

$10.00 + ($10.00 x Fund Return)

In this scenario, you will lose some or all of the Face Amount in an amount proportionate to the percentage decline in the Fund.

Fund Return	Final Price – Initial Price Initial Price
Closing Price	On any trading day, the last reported sale price of one share of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Initial Price	The Closing Price of the Fund on the Trade Date
Final Price	The Closing Price of the Fund on the Final Valuation Date
Share Adjustment Factor	Initially 1.0 for the Fund, subject to adjustments for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund or in any of the component securities held by the Fund. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive, zero or negative. If the Final Price is less than the Initial Price, you will be fully exposed to any negative Fund Return, and Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund. Accordingly, you could lose up to your entire initial investment.

♦
Return Potential Is Limited to the Digital Return — If the Final Price is greater than or equal to the Initial Price, the return potential of the Securities will be limited to the Digital Return regardless of the performance of the Fund. As a result, an investment directly in the Fund or the component securities held by the Fund that participates in the Fund's potential appreciation could provide a better return than an investment in the Securities. Furthermore, because the closing price of the Fund at various times during the term of the Securities could be higher than on the Final Valuation Date, you may receive a lower payment at maturity than you would have if you had invested directly in the Fund.

♦
The Digital Return Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Digital Return and the return you realize may be less than the Digital Return or the Fund’s return even if the Fund's return is positive.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have.

♦
Investing in the Securities Is Not the Same as Investing in the Fund or the Component Securities Held by the Fund — The return on your Securities may not reflect the return you would realize if you were directly invested in the Fund or the component securities held by the Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have. Further, you will not participate in any potential appreciation of the Fund, which could be significant.

♦
If the Price of the Fund Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the shares of the Fund. Changes in the market price of the shares of the Fund may not result in a comparable change in the value of your Securities.

♦
Fluctuation of NAV — The market prices of the shares of the Fund may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Fund may fluctuate with changes in the market value of the Fund’s securities holdings. Therefore, the market price of the Fund may differ from its NAV per share and the Fund may trade at, above or below its NAV per share.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
Adjustments to the Fund or to its Tracked Index Could Adversely Affect the Value of the Securities — SPDR® Series Trust and SSgA Funds Management, Inc. (“SSFM”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the SPDR® S&P® Regional Banks Select IndustryTM Index (the “Tracked Index”). Standard & Poor's may add, delete or substitute the stocks composing the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, SSFM may add, delete or substitute the component securities held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the Final Price to be less than the Initial Price, in which case you will lose some or all of your initial investment.

♦
The Fund and its Tracked Index Are Different — The performance of the Fund may not exactly replicate the performance of the Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Tracked Index.

♦
Risks Associated with Investments in Securities with Concentration in the Regional Banking Sector of the U.S. Equity Market — The stocks composing the SPDR® S&P® Regional Banks Select IndustryTM Index and that are generally tracked by the Fund are stocks of companies representing the regional banking sector of the U.S. equity market. The component securities held by the Fund may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. In particular, the banking industry is significantly affected by:

♦	current and future regulations affecting the banking industry;

♦	changes in capital requirements;

♦	U.S. and international economic conditions, including interest rates;

♦	compliance costs in response to regulatory oversight; and

♦	current and future regulatory investigations of companies in the banking sector.

These or other factors or the absence of such factors could adversely affect the banking industry and could cause the value of some or all of the component securities held by the Fund to decline during the term of the Securities.

♦
There Is no Affiliation Between the Fund and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Fund — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks,” the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the Securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Fund, its Tracked Index or the Component Securities Held by the Fund Is No Guide to Future Performance — The actual performance of the Fund, its Tracked Index or of the component securities held by the Fund over the term of the Securities, may bear little relation to the historical prices of the shares of the Fund or of the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Fund, its Tracked Index or of the component securities held by the Fund.

♦
Assuming no Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date —  While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Fund will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Fund;

♦	the time remaining to maturity of the Securities;

♦	the composition of the investment portfolio of the Fund and any changes thereto;

♦	the market prices and dividend rates of the component securities held by the Fund;

♦	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Agents, or UBS AG or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Market Price of the Shares of the Fund and the Value of Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. We, our affiliates or agents, or UBS AG or its affiliates, may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Fund, the Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund or the component securities held by the Fund, may adversely affect the market value of the component securities held by the Fund and/or the share price of the Fund, and, therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Stock Issuers whose securities are held by the Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Price and Payment at Maturity based on the Closing Price of the Fund. The calculation agent can postpone the determination of the Closing Price of the Fund if a market disruption event occurs on the Final Valuation Date. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Share Adjustment Factor upon the occurrence of certain events that affect the shares of the Fund.  Deutsche Bank AG will also determine the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the

Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a hypothetical range of performances for the Fund from -100.00% to +100.00%, reflect the Digital Return of 13.75% and assume an Initial Price of $35.00. The actual Initial Price will be set on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Price	Fund Return (%)	Payment at Maturity ($)	Return on the Securities
$70.00	100.00%	$11.375	13.75%
$66.50	90.00%	$11.375	13.75%
$63.00	80.00%	$11.375	13.75%
$59.50	70.00%	$11.375	13.75%
$56.00	60.00%	$11.375	13.75%
$52.50	50.00%	$11.375	13.75%
$49.00	40.00%	$11.375	13.75%
$45.50	30.00%	$11.375	13.75%
$42.00	20.00%	$11.375	13.75%
$40.25	15.00%	$11.375	13.75%
$38.50	10.00%	$11.375	13.75%
$36.75	5.00%	$11.375	13.75%
$35.00	0.00%	$11.375	13.75%
$31.50	-10.00%	$9.000	-10.00%
$28.00	-20.00%	$8.000	-20.00%
$24.50	-30.00%	$7.000	-30.00%
$21.00	-40.00%	$6.000	-40.00%
$17.50	-50.00%	$5.000	-50.00%
$14.00	-60.00%	$4.000	-60.00%
$10.50	-70.00%	$3.000	-70.00%
$7.00	-80.00%	$2.000	-80.00%
$3.50	-90.00%	$1.000	-90.00%
$0.00	-100.00%	$0.000	-100.00%

Example 1 — The Final Price of $49.00 is greater than the Initial Price of $35.00 resulting in a Fund Return of 40.00%. Because the Fund Return is 40.00%, Deutsche Bank AG will pay you a Payment at Maturity of $11.375 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 x Digital Return)
$10.00 + ($10.00 × 13.75%) = $11.375

Example 2 — The Final Price is equal to the Initial Price of $35.00. Because the Fund Return is zero, the Issuer will pay you a Payment at Maturity of $11.375 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 x Digital Return)
$10.00 + ($10.00 × 13.75%) = $11.375

Example 3 — The Final Price of $21.00 is less than the Initial Price of $35.00, resulting in a Fund Return of -40.00%. Because the Fund Return is negative, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% by which the Final Price is less than the Initial Price. The Payment at Maturity of $6.00 per $10.00 Security will be calculated as follows:

$10.00 + ($10.00 × -40.00%) = $6.00

If the Final Price of the Fund is below the Initial Price, you will be fully exposed to any negative Fund Return, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund, and you will lose some or all of your initial investment.  Any payment on the Securities, including any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The Fund

All disclosures contained in this free writing prospectus regarding the Fund are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, such information about the Fund contained in this free writing prospectus. You should make your own investigation into the Fund.

We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Fund as an indication of future performance. The Fund is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act and investment companies registered under the Investment Company Act of 1940, as amended, are required to file financial and other information specified by the SEC periodically. Information filed by the Fund with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Fund under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

SPDR® S&P Regional Banking ETF

The SPDR® S&P Regional Banking ETF seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the S&P® Regional Banks Select IndustryTM Index (the “Tracked Index”). The Tracked Index measures the performance of the regional banking segment of the U.S. equity market. The SPDR® S&P Regional Banking ETF trades on the NYSE Arca under the ticker symbol “KRE.” It is possible that the SPDR® S&P Regional Banking ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the SPDR® S&P Regional Banking ETF, the fees and expenses of the SPDR® S&P Regional Banking ETF or due to other circumstances. This section is only a summary of the SPDR® S&P Regional Banking ETF. For more information on the SPDR® S&P Regional Banking ETF, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds — The SPDR® Exchange Traded Funds” in the accompanying underlying supplement No. 1 dated October 1, 2012.

Historical Information

The following table sets forth the quarterly high and low closing prices for the SPDR® S&P Regional Banking ETF, as reported by Bloomberg. The SPDR® S&P Regional Banking ETF’s closing price on October 9, 2013 was $35.13. The actual Initial Price will be the Closing Price of the SPDR® S&P Regional Banking ETF on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/1/2008	12/31/2008	$35.52	$24.32	$29.16
1/1/2009	3/31/2009	$29.12	$14.68	$19.22
4/1/2009	6/30/2009	$23.81	$17.63	$18.33
7/1/2009	9/30/2009	$23.28	$17.51	$21.32
10/1/2009	12/31/2009	$22.67	$19.58	$22.25
1/1/2010	3/31/2010	$26.81	$22.01	$26.22
4/1/2010	6/30/2010	$29.70	$22.50	$23.09
7/1/2010	9/30/2010	$25.12	$20.94	$22.91
10/1/2010	12/31/2010	$26.88	$22.03	$26.45
1/1/2011	3/31/2011	$27.54	$25.52	$26.60
4/1/2011	6/30/2011	$27.36	$24.14	$25.45
7/1/2011	9/30/2011	$26.14	$19.02	$19.31
10/1/2011	12/31/2011	$24.73	$18.57	$24.41
1/1/2012	3/31/2012	$29.10	$25.00	$28.47
4/1/2012	6/30/2012	$28.71	$24.94	$27.38
7/1/2012	9/30/2012	$29.95	$26.43	$28.64
10/1/2012	12/31/2012	$29.20	$26.25	$27.97
1/1/2013	3/31/2013	$31.91	$28.93	$31.80
4/1/2013	6/30/2013	$34.82	$29.91	$33.88
7/1/2013	9/30/2013	$37.54	$34.95	$35.65
10/1/2013	10/9/2013*	$35.95	$35.04	$35.13

*
As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period through October 9, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of the SPDR® S&P Regional Banking ETF from October 9, 2008 through October 9, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the SPDR® S&P Regional Banking ETF should not be taken as an indication of future performance, and no assurance can be given as to the Final Price or any future closing price of the Fund. We cannot give you assurance that the performance of the Fund will result in a positive return on your initial investment and you could lose some or all of the Face Amount at maturity.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity) and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.